EXHIBIT 2.1

                               EXCHANGE AGREEMENT

         THIS EXCHANGE AGREEMENT (the "Agreement") is entered into as of June 27, 2003 (the "Agreement Date"), by and among WAVERIDER COMMUNICATIONS INC., a Nevada corporation ("WaveRider"), and AVENDO WIRELESS INC., an Ontario corporation ("Avendo"), and each of the persons signing this Agreement which constitute all the stockholders of Avendo (each, a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

         A. The parties desire that WaveRider acquire the capital stock and debentures of Avendo as set out herein in an exchange (the "Exchange") pursuant to which WaveRider shall issue a number of shares of its common stock, $.001 par value per share ("WaveRider Common Stock"), and a number of warrants ("Warrants") to purchase shares of WaveRider Common Stock at an exercise price equal to 105% of the closing price for WaveRider Common Stock on the last trading day preceding the Closing Date (as defined in Section 7.1) and otherwise in the terms of Exhibit A hereto, in each case determined on the basis set forth in Section 1 of this Agreement.

         B. As a result of the Exchange, Avendo shall become a wholly-owned subsidiary of WaveRider and the shareholders of Avendo shall become shareholders of WaveRider.

         NOW, THEREFORE, in consideration of this Agreement and intending to be legally bound herby the parties hereto agree as follows:

1.         Exchange

         1.1 Exchange. Subject to the terms and conditions of this Agreement, each outstanding Avendo common share ("Avendo Common Stock") as set out on Exhibit B hereto, each outstanding Avendo Series A Convertible Preferred Share as set out on Exhibit B hereto ("Avendo Preference Stock"), each issued and outstanding option (the "Avendo Options") to purchase shares of Avendo Common Stock as set out on Exhibit B hereto, and the entire outstanding principal (without interest) on the outstanding debentures of Avendo as set out on Exhibit B hereto (the "Avendo Debentures") will be exchanged for shares of WaveRider Common Stock, Warrants and/or options to purchase WaveRider Common Stock as follows:

                  (a) Sale of Additional Debentures. Prior to the Closing (as defined in Section 7.1), the holders of Avendo Preference Stock shall purchase from Avendo CDN $792,667 of Avendo Debentures, based on the allocation set out in Exhibit B.

                  (b) Exchange of Avendo Debentures. The entire outstanding principal (without interest) of the Avendo Debentures shall be exchanged for that number of shares of WaveRider Common Stock, which equals $1,017,751.48 divided by the Conversion Amount (defined as the average of the closing prices for WaveRider Common Stock for each of the twenty consecutive trading days immediately preceding the Agreement Date), and the WaveRider Common Stock shall be issued based on the allocation set out in Exhibit B. The holders of the Avendo Debentures hereby waive any entitlement to be paid interest accrued on the Avendo Debentures since the time of their issue.

                  (c) Exchange of Avendo Preference Stock. The outstanding Avendo Preference Stock shall be exchanged for: (i) that number of shares of WaveRider Common Stock which equals $2,371,301.80 divided by the Conversion Amount and issued based on the allocation set out in Exhibit B; and (ii) 1,800,000 Warrants based on the allocation set out in Exhibit B.

                  (d) Exchange of Avendo Common Stock. The outstanding shares of Avendo Common Stock as set out in Exhibit B shall be exchanged for: (i) that number of shares of WaveRider Common Stock which equals $110,946.75 divided by the Conversion Amount and issued based on the allocation set out in Exhibit B; and (ii) 1,200,000 Warrants based on the allocation set out in Exhibit B .

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                  (e) Outstanding Avendo Options. All issued and outstanding options, warrants or other rights to purchase Avendo Common Stock granted under any plan, agreement or other arrangement (the "Avendo Options"), whether vested or unvested, shall be exchanged at the Closing for 863,000 options (the "WaveRider Options") under the WaveRider Employee Stock Option (2002) Plan (the "WaveRider Option Plan") with an exercise price per share equal to the closing price for WaveRider Common Stock on the trading day immediately preceding the Closing Date to the former holders of Avendo Options pro rata in accordance with the number of Avendo Options formerly held by them (the "WaveRider Options"). The WaveRider Options shall be subject to three (3) year vesting and to the terms and conditions of the WaveRider Option Plan.

                  (f) Adjustment for Stock Splits. The Conversion Amount and the Warrants shall be appropriately adjusted for any stock split or combination of WaveRider Common Stock, any reclassification or recapitalization of WaveRider Common Stock, or any dividend on WaveRider Common Stock payable in securities of WaveRider, with a record date on or after the date hereof and on or before the Closing Date.

         1.2 Fractional Shares. No fractional shares of WaveRider Common Stock shall be issued in connection with the Exchange. In lieu thereof, each Avendo shareholder or debenture holder who would otherwise be entitled to receive a fraction of a share of WaveRider Common Stock or Warrants will receive from WaveRider, promptly after the Closing Date, an amount of cash equal to the Conversion Amount multiplied by the fraction of a share of WaveRider Common Stock to which such shareholder would otherwise be entitled.

         1.3 Further Assurances. Avendo, WaveRider and each Stockholder hereby agree that they will cause to be executed and filed and record any document or documents prescribed by the laws of the Province of Ontario, Canada, or any other jurisdiction and that they will cause to be performed all necessary or desirable acts within the Province of Ontario, Canada, and elsewhere to effectuate the Exchange. The Board of Directors and the proper officers of WaveRider and Avendo are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement or the Exchange provided for herein.

2.         Representations and Warranties of Avendo

         Avendo hereby represents and warrants that, except as set forth on the Avendo Schedule of Exceptions attached hereto as Schedule 2:

         2.1 Organization and Good Standing. Avendo is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Avendo does not own real property, have employees or conduct intrastate business, nor is it required to be qualified to do business, in any jurisdictions other than Ontario, Canada.

         2.2 Power, Authorization and Validity.

                  (a) Avendo has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which it is or will be a party that are required to be executed pursuant to this Agreement (the "Avendo Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Avendo Ancillary Agreements has been duly and validly approved and authorized by the Board of Directors of Avendo.

                  (b) No filing, authorization or approval, governmental or otherwise, other than that set forth in Section 2.2(a) above, is necessary to enable Avendo to enter into, and to perform its obligations under, this Agreement and the Avendo Ancillary Agreements, except for notification under the Investment Canada Act (Canada).

                  (c) This Agreement and the Avendo Ancillary Agreements are, or when executed by Avendo will be, valid and binding obligations of Avendo enforceable in accordance with their respective terms, except as to the effect, if any, of: (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally; (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the enforceability of provisions requiring indemnification in connection, with the offering, issuance or sale of securities.

         2.3 Capitalization. A true, correct and complete schedule of the entire capitalization of Avendo is set forth on Schedule 2.3. All issued and outstanding shares of Avendo Common Stock, Avendo Preference Stock and Avendo Debentures are owned of record by the persons set forth on Schedule 2.3 and have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and
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delivered in compliance with applicable Ontario securities laws. Except as set forth on Schedule 2.3, there are no shares of Avendo Preference Stock, Avendo Debentures, capital stock, convertible instruments (of any kind), options, warrants, conversion privileges or preemptive or other rights or agreements of any kind outstanding to purchase or otherwise acquire any of Avendo's authorized but unissued capital stock, and there is no liability for dividends accrued but unpaid. Except as disclosed in Schedule 2.3, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Avendo's outstanding securities.

         2.4 Subsidiaries. Avendo has no subsidiaries nor any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

         2.5 No Violation of Existing Agreements. Neither the execution nor delivery of this Agreement or any Avendo Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the Articles of Incorporation or Bylaws of Avendo, as currently in effect; (b) in any material respect, any material instrument or contract to which Avendo is a party or by which Avendo is bound except as disclosed in Schedule 2.5; or (c) any Canadian, provincial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Avendo or its assets or properties. The consummation of the Exchange will not require the consent of any third party and will not have a material adverse effect upon any rights, licenses, franchises, leases or agreements of Avendo pursuant to the terms of those agreements.

         2.6 Litigation. There is no action, proceeding, claim or investigation of any kind pending against Avendo before any court or administrative agency, and, to the best of the knowledge of Avendo, no such action, proceeding claim or investigation has been threatened. There is no basis for any shareholder or former shareholder of Avendo, or any other person, firm, corporation or entity, to assert a claim against Avendo or WaveRider based upon: (a) ownership or rights to ownership of any shares of Avendo Common Stock, Avendo Preference Stock or Avendo Debentures; or (b) any rights as or to become an Avendo shareholder, between Avendo and any of its shareholders or former shareholders in their capacity as such.

         2.7 Avendo Financial Statements. Attached hereto as Schedule 2.7 are copies of Avendo's audited balance sheet as of December 31, 2002 and the related audited statements of income, shareholders' equity and changes in cash flow for the year then ended and Avendo's unaudited balance sheet as of May 31, 2003 and the related statements of income, shareholders' equity, and changes in cash flow for the period then ended (collectively, "Avendo Financial Statements"). The Avendo Financial Statements: (a) have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") except that the unaudited statements do not contain notes, and (b) fairly present, in all material respects, the financial condition of Avendo at the respective dates therein indicated and the results of operations for the respective periods therein specified. Avendo has no debt, liability or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the most recent balance sheet included in the Avendo Financial Statements (the "Financial Statement Date"), except for (i) those that are not required to be reported in accordance with generally accepted accounting principles and are disclosed by Avendo in writing to WaveRider; (ii) those that may have been incurred after the Financial Statement Date in the ordinary course of Avendo's business, consistent with past practice; and (iii) the Avendo Debentures to be issued immediately prior to Closing.

         2.8 Taxes. (a) Avendo has filed all Canadian, provincial, local and foreign tax and information returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid or accruals or reserves so established in the applicable Avendo Financial Statements. True, correct and complete copies of all such tax and information returns have been provided or made available by Avendo to WaveRider. Avendo is not delinquent in the payment of any tax or the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed, assessed which have not been settled or paid nor is Avendo aware of any basis for such. No tax return of Avendo has ever been audited by any taxing agency or authority, except for the 2001 tax return with respect to research and development tax credits. For the purpose of this Section, the terms "tax" and "taxes" include all Canadian, provincial, excise, state, local and foreign income, gains, franchise, property, sales, use, employment, license, payroll, occupation, according, goods and services, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. Avendo will not, as a result of the Exchange, become liable for any income tax not adequately reserved against on the Avendo Financial Statements.
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                  (a) For income tax purposes, Schedule 2.8 sets forth the
following information with respect to Avendo as of the beginning of its current taxable year: (a) the cost amount of its assets; (b) the amount of any non-capital loss, net capital loss, unused investment or other tax credit, unused foreign tax credit, or excess charitable contribution of Avendo; (c) the paid-up capital of the shares of Avendo to be sold by Avendo Shareholders; (d) the cumulative eligible capital accounts; and (e) the tax elections or designations of Avendo affecting the character, source, timing and computation of income, gain, loss, deduction and credits of Avendo.

                  (b) Avendo has not discontinued carrying on any business in respect of which any of its non-capital losses were incurred, or any of its tax credits were earned.

                  (c) Avendo has not acquired or had the use of any property from a person who did not deal at arm's length with Avendo for income tax purposes.

                  (d) Avendo has not disposed of any property to a person who did not deal at arm's length with Avendo for income tax purposes for proceeds of disposition less than fair market value.

                  (e) There are no amounts outstanding and unpaid for which Avendo has previously claimed a deduction for income tax purposes.

                  (f) There has been no acquisition or change of control, for income tax purposes, of Avendo that would affect the last seven taxation years ending immediately before Closing, except as a result of transactions contemplated by this Agreement.

                  (g) There are no currently outstanding requests made by any of Avendo or Avendo's shareholders for tax rulings, determinations or information that could affect the taxes of Avendo.

                  (h) No taxing authority has asserted, or threatened to assert, any adjustment, deficiency or assessment for any taxes against Avendo, and to the best of Avendo's knowledge no basis exists for any such adjustment, deficiency or assessment which would result in additional taxes owed by Avendo for any period for which returns have been filed.

                  (i) Avendo has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement.

         2.9 Title to Properties. Avendo has good and marketable title to all of its assets as shown on its balance sheet as of the Financial Statement Date included in the Avendo Financial Statements, free and clear of all liens, charges, encumbrances, other than for taxes not yet due and payable, and those security interests set forth in Schedule 2.9. The machinery and equipment included in such properties are in all material respects in good condition and repair, normal wear and tear excepted, and all leases real or personal property to which Avendo is a party are fully effective and afford Avendo, as the case may be, peaceful and undisturbed possession of the subject matter of the lease. Avendo is not in violation of any zoning, building, safety, environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (the violation of which would have a material adverse effect on its business), and Avendo has not received any notice of such violation with which it has not complied or had waived.

         2.10 Absence of Certain Changes. Since the Financial Statement Date, except as contemplated by this transaction or disclosed on Schedule 2.10,
Avendo:

                  (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business;

                  (b) has not sold or otherwise disposed of any of its properties or assets, other than inventory sold in the ordinary course of business;

                  (c) except in each case in the ordinary course of business,

                         (i) has not amended or terminated any outstanding
lease, contract or agreement,

                         (ii) has not incurred any obligations or liabilities
(fixed, contingent or other), and

                         (iii) has not entered any commitments;

                  (d) has not mortgaged, pledged or subjected to lien or any other encumbrances, any of its assets, tangible or intangible;

                  (e) has not sold, assigned or transferred any patents, trademarks, trade names, trade secrets, copyrights or other intangible assets;

                  (f) has not increased the compensation payable or to become payable to any of its officers, employees, or agents;

                  (g) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

                  (h) has not declared, set aside, or paid any cash or stock dividend or other distribution in respect of its capital stock, or redeemed or otherwise acquired any of its capital stock;

                  (i) except for $500,000 plus CDN$116,667 in principal amount of Avendo Debentures, has not issued or sold any shares of its capital stock of any class, or any other of its securities, or issued or created any warrants; obligations, subscriptions, options, convertible securities or other commitments to issue capital stock;

                  (j) has not split or combined its outstanding shares of capital stock or entered into any recapitalization or reclassification affecting the number of outstanding shares of its capital stock or affecting any other of its securities; or

                  (k) has not entered into any agreement to do any of the foregoing.

         2.11 Agreements and Commitments. Except as set forth in Schedule 2.11 attached hereto, or as listed in Schedule 2.12 or Schedule 2.15, Avendo is not a party or subject to any material, oral or written agreement, obligation or commitment which is described below.

                  (a) Contract, commitment, letter contract, quotation, purchase order, bid or proposal providing for, or with a reasonable possibility of resulting in, payments by or to Avendo in an aggregate amount of (i) $10,000 or more in the ordinary course of business; or (ii) $5,000 or more not in the ordinary course of business.

                  (b) License agreement as licensor or licensee providing for, or with a reasonable possibility of resulting in, payment by or to Avendo in an aggregate amount of: (i) $10,000 or more in the ordinary course of business; or
(ii) any amount if not in the ordinary course of business (including all licenses to Avendo, but excluding licenses where Avendo is a licensee of standard non-exclusive software licenses granted to end user customers by third parties in the ordinary course of business).

                  (c) Except as described in Schedule 2.9, agreement by Avendo to encumber, transfer or sell rights in or with respect to any Intellectual Property (as defined in Section 2.12 hereof).

                  (d) Agreement for the sale or lease of real or personal property involving more than $10,000 per year.

                  (e) Dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Avendo's products.

                  (f) Franchise agreement or financing statement.

                  (g) Stock redemption or purchase agreement.

                  (h) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons.

                  (i) Instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness and advances to employees incurred in the ordinary course of business, and except as disclosed in the Avendo Financial Statements dated as of, or for the period ending, on the Financial Statement Date.

                  (j) Contract containing covenants purporting to limit Avendo's freedom to compete in any line of business in any geographic area.

                  (k) Warranty, indemnity or guaranty agreements.

           All agreements, obligations and commitments listed in Schedule 2.11,
Schedule 2.12 or Schedule 2.15 (the "Material Contracts") are valid and in full force and effect in all material respect and a true and complete copy of each has been made available to WaveRider's counsel. Avendo is not, and to the best knowledge of Avendo, no other party is, in breach or fault in any material respect under the terms of any such agreement, obligation or commitment, which breach or default may reasonably be expected to have a material adverse effect on Avendo. Avendo is not a party to any contract or arrangement which it reasonably expects will have a material adverse effect on its business or prospects. Avendo has no material liability for renegotiation of government contracts or subcontracts, if any. Each Material Contract can be performed without a loss to Avendo.

         2.12 Intellectual Property. To the best knowledge of Avendo, Avendo owns or has the right to use on commercially reasonable terms all right, title and interest in all patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights necessary to the conduct of its business as presently conducted and as proposed to be conducted ("Intellectual Property"). All copyrighted works created by or for Avendo were created solely by full-time, regular employees of Avendo, including those consultants under contract, that are listed in Schedule 2.15 of the Schedule of Exceptions. Avendo has taken measures which it believes are reasonable to protect all Intellectual Property, and Avendo is not aware of any infringement of such Intellectual Property by any third party. Schedule 2.12 attached hereto is a true and complete list of all copyright, mask work, trademark, trade name and service mark registrations and all patents and patent applications for Intellectual Property owned by Avendo, and no material loss, cancellation, termination or expiration of any such registration or patent is reasonably foreseeable by Avendo except as set forth on Schedule 2.12. Avendo represents that it has timely paid all maintenance fees for all patents listed on Schedule 2.12 and that no patents listed on Schedule
2.12 have expired for failure to pay maintenance fees. Avendo represents and warrants that it is the owner of the entire right, title and interest of all patents listed on Schedule 2.12. Avendo is not using any trademarks, tradenames or service marks in commerce other than those listed on Schedule 2.12. Copies of all forms of non-disclosure or confidentiality agreements utilized to protect such Intellectual Property have been provided to WaveRider's counsel. The business of Avendo as presently conducted and as proposed to be conducted by Avendo, to the best knowledge of Avendo, does not and will not cause Avendo to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and Avendo has not received any claim or notice of infringement or potential infringement of the intellectual property of any other person which could be expected to have a material adverse effect on Avendo's business. Avendo has the right to reproduce and distribute all of its products and the right to use all of its registered user lists. To the best knowledge of Avendo and except for the matter described in the opinion of Gilbert & Yallen dated January 25, 2001 provided to WaveRider, Avendo is not using any confidential information or trade secrets of any former employer of any past or present employees.

         2.13 Compliance with Laws. Avendo has complied with all applicable laws, ordinances, regulations and rules, and all orders, writs injunctions, awards, judgments and decrees, applicable to Avendo or to its assets, properties and business (the violation of which would have a material adverse effect upon Avendo), including, without limitation: (a) all applicable securities laws and regulations of Canada and Ontario; and (b) all applicable Canadian, provincial and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Avendo's owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours, and (iii) safety, health, fire prevention, environmental protection, building standards, zoning and other similar matters. Avendo has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary in connection with its present businesses.

         2.14 Certain Transactions and Agreements. None of the officers or directors of Avendo, nor any member of any officer's or director's immediate family, has any direct or indirect ownership interest in any firm or corporation that competes with Avendo (except with respect to any interest that is not a material portion of the assets of such person, and is less than one percent of the stock of any corporation whose stock is publicly traded). None of such officers or directors, or any member of any officer's or director's immediate family, is or has been directly or indirectly interested in any contract or informal arrangement with Avendo, within the last three years, except for compensation for services as an officer, director or employee of Avendo. None of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including but not limited to Intellectual Property, used in the business of Avendo, except for the normal rights of a shareholder.

         2.15 Employees.

                  (a) Schedule 2.15(a) contains a list of all written employment contracts currently in effect that are not terminable at will without cost to Avendo (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). Avendo has no oral employment contracts. Each officer, employee and consultant of Avendo having access to proprietary information of Avendo has executed and delivered to Avendo an agreement regarding the protection of such proprietary information and the assignment of inventions to Avendo; copies of the forms of all such agreements have been delivered to WaveRider's counsel.

                  (b) Avendo has: (i) never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization; and (iv) has no material current labor dispute. Avendo has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

                  (c) Schedule 2.15 contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Avendo (the "Employee Plans"). Each of the Employee Plans, and its operation and administration, is, in all material respects, in compliance with all applicable Canadian, provincial, local and other governmental laws and ordinances, orders, rules and regulations.

                  (d) To the best knowledge of Avendo, no employee of Avendo is in material violation of: (a) any term of any employment contract, patent disclosure agreement or noncompetition agreement; or (b) any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Avendo or to use trade secrets or proprietary information of others. To the best knowledge of Avendo, the employment of any employee of Avendo does not subject Avendo to any liability to any third party.

                  (e) Except for employment agreements with Herman Chang and Alex Oprea, Avendo is not a party to any: (a) agreement with any executive officer or other key employee of Avendo (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Avendo in the nature of any of the transactions contemplated by this Agreement and the Avendo Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be calculated on the basis of any of the transactions by this Agreement and the Avendo Ancillary Agreements.

                  (f) A list of ongoing employees, officers and technical, engineering and development consultants of Avendo and their current compensation is set forth on Schedule 2.15 attached hereto.

                  (g) All contributions due from Avendo with respect to any of the Employee Plans have been made or accrued on Avendo's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

         2.16 Corporate Documents. Avendo has made available to WaveRider for examination all material documents and information of Avendo, including, without limitation, the documents and agreements referenced in the Schedules to this Agreement and the following: (a) copies of Avendo's Articles of Incorporation, Bylaws as currently in effect; (b) Avendo's Minute Book containing all records of all proceedings, consents, actions and meeting of Avendo's board of directors and shareholders; (c) Avendo's stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Avendo, or any securities of Avendo, and all applications for such permits, orders and consents.

         2.17 No Brokers. Avendo is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiations or execution of this Agreement or the Avendo Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

         2.18 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Avendo to WaveRider under this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

         2.19 Books and Records.

                  (a) The books, records and accounts of Avendo: (a) are in all material respects true, complete and correct; (b) have been maintained in accordance with good business practices on a basis consistent with prior years;
(c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Avendo; and (d) accurately and fairly reflect the basis for the Avendo Financial Statements.

                  (b) Avendo has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and
(2) to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of Avendo is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         2.20 Insurance. Avendo maintains the insurance policies listed on
Schedule 2.20. The insurance policies listed and described briefly on Schedule
2.20 constitute all of the policies in force and effect in respect of the business, properties and assets, including, without limitation, insurance on personnel, of Avendo. Avendo is not in default under any such policy. The insurance policies so listed and identified are sufficient in nature, scope and amounts to insure adequately (and, in any event, in amounts sufficient to prevent Avendo from becoming a co-insurer within the terms of such policies) the business, properties and assets of Avendo. Avendo has not been refused insurance by any insurance carrier to which it has applied for insurance.

         2.21 Environmental Matters.

         Avendo has complied in all respects with all Canadian, provincial, and local laws, rules, ordinances and regulations applicable to environmental protection and related matters.

         2.22 Exempt Take-Over Bid. For the purposes of enabling WaveRider to rely upon the exemptions from sections 95 to 100 of the Securities Act (Ontario) (the "OSA") provided for in section 93(1)d thereof, Avendo represents and warrants that (a) it is not a reporting issuer as defined in the Securities Act,
(b) there is not a published market in respect of the Avendo Common Stock, the Avendo Preference Stock or the Avendo Debentures, and (c) the number of holders of each of the aforesaid classes of Avendo securities is not more than 50, exclusive of holders who are in the employment of Avendo and exclusive of holders who were formerly in the employment of Avendo and who, while in that employment were, and have continued after that employment to be, security holders of Avendo.

2A.      Representations of the Stockholders.

         The following representations are made severally, and not jointly, by the applicable Stockholders.

         (a) Title. Each Stockholder is the sole record and beneficial owner of the shares of Avendo Common Stock and Avendo Preference Stock and Debentures set forth opposite his or her name on Exhibit B hereof and has good and marketable title to all such shares, free and clear of all mortgages, liens, claims, charges, security interests, or other encumbrances or rights of third parties, except for the Stock Restriction Agreement and Shareholders Agreement of Avendo.

         (b) Investment Representations.

                  (i) Acquired for Investment. Each Stockholder is acquiring the shares of WaveRider Common Stock to be received by the Stockholder in the Exchange for the Stockholder's own account for investment and not for, with a view to or in connection with any resale or distribution thereof that would be in violation of the registration requirements of the securities laws of the United States of America or any state thereof.

                  (ii) Accredited Investor. The "accredited investor" Stockholders set out in Exhibit B (each individually, a "Group A Investor") (a) are "accredited investors" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and (b) by reason of the Group A Investor's business and financial experience, and the business and financial experience of those persons retained by the Group A Investor to advise the Group A Investor with respect to the Group A Investor's investment in the shares of WaveRider Common Stock to be received by such Group A Investor pursuant to the Exchange, the Group A Investor, together with such advisors, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

                  (iii) All Stockholders. Each of the Stockholders (a) understands that the shares of WaveRider Common Stock issuable upon exchange of the Avendo Common Stock, Avendo Preference Stock and Avendo Debentures have not been, and will not be, registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, that the WaveRider Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration, that the certificates for the WaveRider Common Stock shall bear a legend to such effect, and that appropriate stop transfer instructions may be issued; (b) understands that the exemptions under which the WaveRider Common Stock and Warrants are being issued depend upon, among other things, the bona fide nature of such Stockholder's investment intent expressed herein; (c) warrants that such Stockholder has not been formed for the specific purpose of acquiring the WaveRider Common Stock pursuant to this Agreement; (d) has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of publicly held companies so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction, and is able to bear the economic risk of such investment, including a complete loss of the investment; (e) acknowledges that such Stockholder has received or will receive the package provided or to be provided by WaveRider containing SEC Documents from January 1, 2002 through June 26, 2003 (the "Investor's Package") and has reviewed or will review prior to Closing such Investor's Package personally; (f) acknowledges that such Stockholder and its representatives have had the opportunity to ask questions and receive answers from officers and representatives of WaveRider concerning WaveRider and its proposed business and the transactions contemplated by this Agreement and to obtain any additional information which WaveRider possesses or can acquire that is necessary to verify the accuracy of the information regarding WaveRider herein set forth or otherwise desired in connection with its purchase of the WaveRider Common Stock purchasable by it hereunder; and (g) accepts, acknowledges and understands that (1) the proposed business of WaveRider is subject to risks and uncertainties, including but not limited to those described in the Investor's Package, and (2) any of the risks and uncertainties described in the Investor's Package, as well as other risks not described therein, could negatively affect the value of the WaveRider Common Stock.

         2.23 Residence of Stockholders. None of the Stockholders is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.         Representations and Warranties of WaveRider.

         WaveRider hereby represents and warrants, that, except as set forth on the WaveRider Schedule of Exceptions attached hereto as Schedule 3:

         3.1 Organization and Good Standing. WaveRider is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. WaveRider has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. WaveRider does not own or lease real property, have employees or conduct business, nor is required to be qualified to do business in any jurisdiction other than those set forth in Schedule 3.1.

         3.2 Power, Authorization and Validity.

                  (a) WaveRider has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which WaveRider is or will be a party that are required to be executed pursuant to this Agreement (the "WaveRider Ancillary Agreements"). The execution, delivery and performance of this Agreement and the WaveRider Ancillary Agreements has been duly and validly approved and authorized by WaveRider's Board of Directors. The approval of the shareholders of WaveRider is not required for such actions.

                  (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable WaveRider to enter into or perform its obligations under this Agreement and the WaveRider Ancillary Agreements, except for such filings and permits as may be required to comply with Canadian and U.S. securities laws and the Investment Canada Act (Canada).

                  (c) This Agreement and the WaveRider Ancillary Agreements are, or when executed by WaveRider will be, valid and binding obligations of WaveRider, enforceable in accordance with their respective terms, except as to the effect, if any, of: (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

         3.3 Capitalization. The authorized capital stock of WaveRider is as set forth in the WaveRider SEC documents (as defined in Section 3.4). The WaveRider Common Stock, Warrants and WaveRider Options, issuable in the Exchange and the shares of WaveRider Common Stock issuable upon exercise of the Warrants and the WaveRider Options upon issuance in accordance with this Agreement will be duly and validly issued, fully paid and non-assessable, and not subject to any right of rescission, liens, charges, restrictions, claims or encumbrances and will have been offered, issued, sold and delivered by WaveRider in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable Canadian and U.S. securities laws.

         3.4 SEC Documents; Financial Statements. WaveRider has made available to Avendo a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by WaveRider with the U.S. Securities and Exchange Commission ("SEC") since January 1, 2002 (as such documents have since the time of their filing been amended, the "WaveRider SEC Documents"), which are all the documents (other than preliminary material) that WaveRider was required to file with the SEC since such date. As of their respective dates, the WaveRider SEC Documents and any forms, reports and other documents filed by WaveRider after the date of this Agreement complied or will comply in all material respects with the requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the U.S. Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such WaveRider SEC Documents or such other forms, reports or other documents, and none of the WaveRider SEC Documents contained, or will contain at the time they are filed, any untrue statement of a material fact or omitted, or will omit at the time they are filed, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of WaveRider included in the WaveRider SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the financial position of WaveRider as at the dates thereof and the results of its operations and cash flows for the periods then ended.

         3.5 Absence of Certain Changes. Since the date of the most recent WaveRider SEC Document, except as contemplated by this transaction or as disclosed on Schedule 3.5, there has not been with respect to WaveRider any material adverse change in the business, results of operations or creditors of WaveRider.

         3.6 Intellectual Property. To the best knowledge of WaveRider, WaveRider owns or has the right to use on commercially reasonable terms all right, title and interest in all patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights necessary to the conduct of its business as presently conducted and as proposed to be conducted ("WaveRider IP"). All copyrighted works created by or for WaveRider were created solely by full-time, regular employees of WaveRider. WaveRider has taken measures which it believes are reasonable to protect all WaveRider IP, and WaveRider is not aware of any infringement of such WaveRider IP by any third party. Schedule 3.6 attached hereto is a true and complete list of all copyright, mask work, trademark, trade name and service mark registrations and all patents and patent applications for WaveRider IP owned by WaveRider, and no material loss, cancellation, termination or expiration of any such registration or patent is reasonably foreseeable by WaveRider except as set forth on Schedule 3.6. WaveRider represents that it has timely paid all maintenance fees for all patents listed on Schedule 3.6 and that no patents listed on Schedule 3.6 have expired for failure to pay maintenance fees. WaveRider represents and warrants that it is the owner of the entire right, title and interest of all patents listed on Schedule 3.6. WaveRider is not using any trademarks, tradenames or service marks in commerce other than those listed on Schedule 3.6. Copies of all forms of non-disclosure or confidentiality agreements utilized to protect such Intellectual Property have been made available to Avendo's counsel. The business of WaveRider as presently conducted and as proposed to be conducted by WaveRider, to the best knowledge of WaveRider, does not and will not cause WaveRider to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and WaveRider has not received any claim or notice of infringement or potential infringement of the intellectual property of any other person which could be expected to have a material adverse effect on WaveRider's business. WaveRider has the right to reproduce and distribute all of its products and the right to use all of its registered user lists. To the best knowledge of WaveRider, WaveRider is not using any confidential information or trade secrets of any former employer of any past or present employees.

         3.7 No Brokers. WaveRider is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the WaveRider Ancillary Agreements, or in connection with any transaction contemplated hereby or thereby.

         3.8 No Violation of Existing Agreements. Neither the execution nor delivery of this Agreement or any WaveRider Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the Certificate of Incorporation or Bylaws of WaveRider as currently in effect; (b) in any material respect, any material instrument or contract to which WaveRider is a party or by which WaveRider is bound or which WaveRider will become a party to or be bound by prior to the Closing; or (c) any Canadian or U.S. federal, provincial, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to WaveRider or its assets or properties.

         3.9 Compliance with Applicable Laws. WaveRider is in compliance in all material respects of each law, ordinance, regulation, rule or order of any applicable governmental entity. WaveRider has not been notified by any applicable governmental entity that any investigation or review with respect to WaveRider is pending or threatened, nor has any governmental entity notified WaveRider of its intention to conduct the same (except for review by the U.S. Securities and Exchange Commission of WaveRider's regular filings). WaveRider has all material permits, licenses and franchises from governmental entities required to conduct its business as now being conducted, and is in material compliance with all such permits, licenses and franchises.

         3.10 Litigation. There is no suit, action, arbitration, demand, claim or proceeding (collectively, a "Proceeding") pending or, to the knowledge of WaveRider, threatened against WaveRider; nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against WaveRider.

         3.11 Certain Proceedings. There is no pending Proceeding that has been commenced against WaveRider and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement. To WaveRider's knowledge, no such Proceedings has been threatened.

         3.12 Suspension in Trading. No order ceasing or suspending the trading in securities of WaveRider is currently outstanding and no proceedings for this purpose have been instituted or, to the knowledge of WaveRider are pending, contemplated or threatened.

         3.13 NASD Trading. The WaveRider Common Stock currently trades in the over-the-counter market on the OTC Electronic Bulletin Board by the National Association of Securities Dealers, Inc ("NASD").

         3.14 Prospectus Exemptions. WaveRider has been a "reporting issuer" (as defined in the OSA) in Ontario for the twelve (12) months immediately preceding the Agreement Date.

4.         Avendo and Stockholders Preclosing Covenants.

         During the period from the date of this Agreement until the Effective Time, each of Avendo and the Stockholders covenants and agrees as follows:

         4.1 Notice of Changes. Avendo and each Stockholder shall promptly notify WaveRider in writing: (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Avendo or such Stockholder contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; and (b) of any material adverse change in Avendo's business, results of operations or financial condition. Avendo shall deliver to WaveRider within 15 days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with the corporation's books and records and generally accepted accounting principles and shall fairly present the financial position of the corporation as of their respective dates and the results of the corporation's operations for the periods then ended.

         4.2 Maintenance of Business. Avendo shall use best efforts to carry on and preserve its goodwill, business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Avendo becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of WaveRider in writing (provided, however, that Avendo shall not be required to disclose to WaveRider confidential information of a third party so long as Avendo informs WaveRider in writing that it is unable to provide such information in a specific case and the reason therefor, and provides such information to WaveRider's counsel, on an "attorney-only basis,") if requested by WaveRider and, if requested by WaveRider, will exert all reasonable efforts to restore the relationship.

         4.3 Conduct of Business. Avendo from the date hereof to the Closing
Date.

                  (a) will operate its business in the normal, usual and customary manner in the ordinary and regular course of business;

                  (b) will not sell or otherwise dispose of any of its properties or assets, other than inventory of finished goods sold in the ordinary course of business;

                  (c) except in each case in the ordinary course of business,

                         (i) will not amend or terminate any outstanding lease,
contract or agreement,

                         (ii) will not incur any obligations or liabilities
(fixed, contingent or other), and

                         (iii) will not enter into any commitments;

                  (d) will not mortgage, pledge or subject to lien or any other encumbrances, any of its assets, tangible or intangible unless such mortgage, pledge, lien or encumbrance is discharged before the Closing;

                  (e) will not sell, assign or transfer any patents, trademarks, trade names, trade secrets, copyrights or other intangible assets;

                  (f) will not increase the compensation payable or to become payable to any of its officers, employees, or agents;

                  (g) will not suffer any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

                  (h) will not declare, set aside, or pay any cash or stock dividend or other distribution in respect of its capital stock, or redeem or otherwise acquire any of its capital stock;

                  (i) will not issue or sell any shares of its capital stock of any class, or any other of its securities (except for the Avendo Debentures), or issue or create any warrants; obligations, subscriptions, options, convertible securities or other commitments to issued capital stock;

                  (j) will not split or combine its outstanding shares of capital stock or enter into any recapitalization or reclassification affecting the number of outstanding shares of its capital stock or affecting any other of its securities;

                  (k) will not amalgamate, consolidate with or reorganize with or acquire any other entity;

                  (l) will not enter into any other transaction or transactions which individually or in the aggregate are material to Avendo; or

                  (m) will not enter into any agreement to do any of the foregoing.

         4.4 Regulatory Approvals. Avendo shall execute and file, or join in the execution and filing, of any application or other document that may be necessary or desirable to obtain the authorization, approval or consent of any governmental body, Canadian or U.S. Federal, provincial, local or foreign which may be reasonably required, or which WaveRider may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Avendo will use all reasonable efforts to obtain all such authorizations, approvals and consents.

         4.5 Necessary Consents. Avendo shall use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Avendo to allow the consummation of the transactions contemplated hereby and to carry on Avendo's business after the Closing.

         4.6 Litigation. Avendo shall notify WaveRider in writing promptly after learning of any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against Avendo, or known by Avendo to be threatened against it.

         4.7 No Other Negotiations. From the date hereof until the termination of this Agreement (provided such termination is not in breach of this Agreement) or consummation of the Exchange, (i) Avendo shall not, and shall not authorize or permit any officer, director, employee or affiliate of Avendo, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party or encourage any offer from any party or consider any inquiry or proposal received from any party other than WaveRider, concerning the possible disposition of all or any material portion of Avendo's business, assets or capital stock by Exchange, sale or any other means (a "Competing Transaction") and (ii) Avendo shall not consummate a Competing Transaction or agree to consummate a Competing Transaction. Avendo shall promptly notify WaveRider orally and in writing of any such offer, inquiry or proposal.

         4.8 Access to Information. Until the Closing, Avendo will allow WaveRider and its agents full and complete access to the files, books, records and offices of Avendo, including, without limitation, any and all information relating to Avendo's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Avendo will cause its accountants to cooperate with WaveRider and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Notwithstanding the foregoing, Avendo shall not be required to provide WaveRider with access to competitive information, and may provide that such information shall only be available to WaveRider's outside accountants or legal counsel.

         4.9 Satisfaction of Conditions Precedent. Avendo shall use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Avendo will use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part to effect the transactions contemplated hereby.

5.         WaveRider Preclosing Covenants.

         During the period from the date of this Agreement until the Effective Time, WaveRider covenants and agrees as follows:

         5.1 Conduct of Business. WaveRider will continue to conduct its business and maintain its business relationships in the ordinary and usual course.

         5.2 Satisfaction of Conditions Precedent. WaveRider shall use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8 and WaveRider shall use all reasonable efforts to cause the transactions contemplated by this Agreement to by consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part to effect the transactions contemplated hereby.

         5.3 Regulatory Approvals. WaveRider shall execute and file, or join in the execution and filing, of any application or other document that may be necessary to obtain the authorization, approval or consent of any governmental body, Canadian or U.S. federal, provincial, state, local or foreign, which may be reasonably required, or which the Stockholders and Avendo may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. WaveRider shall use all reasonable efforts to obtain all such authorizations, approvals and consents.

         5.4 Canadian Approvals. WaveRider shall have filed all notices and information (if any) required under: (i) the Investment Canada Act (Canada) and
(ii) Part IX of the Competition Act (Canada) and WaveRider, acting reasonably, shall be satisfied that the transaction may proceed without approval under either statute or that all such approvals have been obtained.

         5.5 Necessary Consents. WaveRider shall use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for WaveRider, to allow the consummation of the transactions contemplated hereby.

6.         Indemnification.

         6.1 Indemnification.

                  (a) Subject to Section 6.2, each Stockholder hereby agrees to severally and not jointly indemnify, defend and hold WaveRider harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost or expense (including reasonable attorneys' fees and settlement costs) to WaveRider ("Loss") occasioned or caused by, resulting from or arising out of:

                         (i) Any failure by such Stockholder or by Avendo to
perform, abide by or fulfill any of the agreements, covenants or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by such Stockholder or Avendo.

                         (ii) Any inaccuracy in or breach of any of the
representations or warranties of such Stockholder or Avendo set forth in this Agreement, or any certificate or Schedule or other writing furnished to WaveRider pursuant hereto.

                         (iii) Any failure on the part of WaveRider to withhold
from the Purchase Price any amount due by Avendo or such Stockholder to any governmental authority or other person which results in a loss to the Purchasing Parties.

                         (iv) Any claim, known or unknown, arising out of or by
virtue of or based upon any liability or obligation of Avendo which is not expressly disclosed in the Schedules to this Agreement.

                         (v) Any claim, known or unknown, arising out of or by
virtue of or based upon any contract or agreement of Avendo which (i) is not set forth in the Schedules hereto, or (ii) is connected with any breach by Avendo of a contract or any failure by Avendo to have performed any obligation or satisfied any liability thereunder to the extent required to be performed or satisfied at or prior to the Closing or (iii) is not set forth (or described) in writing and furnished or made available to WaveRider pursuant hereto.

                         (vi) Any liability or obligation for any tort or any
breach or violation of any contractual, quasi-contractual, legal, fiduciary or equitable duty by Avendo, before the Closing.

                  (b) WaveRider hereby agrees to defend and hold each Stockholder harmless from and against the amount of any actual Loss to such Stockholder occasioned or caused by, resulting from or arising out of:

                         (i) Any failure by WaveRider to perform, abide by or
fulfill any of the agreements, covenants or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by either WaveRider.

                         (ii) Any inaccuracy in or breach of any of the
representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished to the Stockholders pursuant hereto.

         The amount of any Loss shall be the amount of cash reimbursement or set-off that, when received by the indemnified party incurring such loss, shall place such indemnified party in the same financial position it or they would have been in if such Loss has not occurred.

         6.2 Limitations on Liability.

                  (a) An Indemnifying Party shall be required to indemnify any Indemnified Party with respect to Losses only if the aggregate amount of all Losses sustained by such party shall exceed $50,000 (the "Indemnity Threshold"); provided that if the Indemnity Threshold is exceeded the Indemnifying Party shall be liable for the entire amount of such losses from the first dollar.

                  (b) The liability of the Stockholders to indemnify WaveRider under this Section 6 is several and not joint. For greater certainty, each of the Stockholders shall only severally indemnify and save harmless WaveRider of and from any Loss suffered by, imposed upon or asserted against WaveRider as a result of, in respect of, connected with or arising out of, under or pursuant to: (i) any of the matters identified in Section 6.1(a); and (ii) any matter described in the opinion of Gilbert and Yallen dated January 25, 2001 provided to WaveRider. In no event shall an individual Stockholder indemnify and save harmless WaveRider of and from any claim arising from any failure by another Stockholder to (a) perform and fulfill such other Stockholder's covenants under this Agreement; (b) any breach or inaccuracy of any representation or warranty given by such other Stockholder contained in this Agreement to the extent such representation or warranty relates to such other Stockholder; and (c) any failure by such other Stockholder to fulfill its obligations under this Section 6.

                  (c) In no event shall the aggregate liability of any of the Stockholders (taken collectively) or WaveRider pursuant to this Section 6 exceed $3,500,000; and (ii) in no event shall the aggregate liability of any Stockholder exceed a dollar amount equal to $3,500,000 multiplied by a fraction, the numerator of which is the number of shares of WaveRider Common Stock (exclusive of Warrants and WaveRider Options) issued to such Stockholder in the Exchange, and the denominator of which is the total number of shares of WaveRider Common Stock (exclusive of Warrants and WaveRider Options) issued in the Exchange.

         6.3 Notice of Claim. The party or parties claiming indemnification under Section 6.1 above (the "Indemnified Parties") shall give prompt written notice to the party or parties from whom indemnification is sought (the "Indemnifying Parties") of any claim (actual or threatened) or other event which in the judgment of the Indemnified Parties might result or has resulted in a Loss by the Indemnified Parties hereunder, and the Indemnifying Parties shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Parties, who shall conduct the defense of such claim (actual, threatened or asserted) or litigation, shall be reasonably satisfactory to the Indemnified Parties, and the Indemnified Parties may participate in such defense at their expense, and provided, further, that the omission by the Indemnified Parties to give notice as provided herein shall not relieve the Indemnifying Parties of their obligations hereunder except to the extent that the omission results in a failure of actual notice to the Indemnifying Parties and the Indemnifying Parties are damaged solely as a result of the failure to give notice. Each such notice shall be accompanied (or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by the Indemnified Party and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to the entry of any judgment or decree or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Indemnified Parties of a release from all liability in respect to such claim or litigation, and no Indemnifying Party shall have liability, and no Loss shall be considered to have occurred, with respect to any payment made by an Indemnified Party in connection with the settlement, satisfaction or compromise of any claim unless the Indemnifying Parties shall have approved thereof in advance in writing; provided that such approval shall not unreasonably be withheld or delayed. If the Indemnified Parties shall not have received notice that the Indemnifying Parties shall assume the defense of such claim within twenty (20) days after the notice is sent to the Indemnifying Parties of the existence of such claim, the Indemnified Parties shall be free to proceed with the defense of such claim at the cost and expense of the Indemnifying Parties.

7.         Closing Matters.

         7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below, the closing of the transactions provided for herein (the "Closing") will take place at the offices of WaveRider at 1:00 p.m., Eastern Standard Time on or before July 2, 2003, or, if all conditions to closing have not been satisfied or waived by such other place, time and date as WaveRider and the Stockholders may mutually select (the "Closing Date").

                  (a) At the Closing, the Avendo shareholders shall surrender the certificate(s) for their shares of Avendo Common Stock, Avendo Preference Stock and Avendo Debentures (the "Avendo Certificates"), duly endorsed as requested by WaveRider, to WaveRider and WaveRider shall issue certificates for the number of shares of WaveRider Common Stock and Warrants to be delivered hereunder. The WaveRider Options shall also be issued at the Closing.

                  (b) All WaveRider Common Stock, WaveRider Warrants and Waverider Options delivered upon the surrender of Avendo Certificates and Avendo Options in accordance with the terms hereof (and any cash paid for fractional shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Avendo Common Stock, Avendo Preference Stock, Avendo Debentures and the Avendo Options.

8. Conditions To Obligations Of The Stockholders.

         The Stockholders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Stockholders, but only in a writing signed by the Stockholders):

         8.1 Accuracy of Representations and Warranties. The representations and warranties of WaveRider set forth in set forth in this Agreement shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing.

         8.2 Covenants. WaveRider shall have performed and complied in all material respects with all of its covenants set forth in this Agreement on or before the Closing.

         8.3 Absence of Adverse Business Change. There shall not have been any material adverse change in the business or financial condition of WaveRider.

         8.4 WaveRider Compliance Certificate. Avendo shall have received a certificate signed by the president or Chief Executive Officer or Chief Financial Officer of WaveRider certifying that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been fulfilled.

         8.5 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         8.6 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Exchange by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable Canadian and U.S. federal, provincial and state securities laws.

         8.7 No Litigation. No litigation or proceeding shall be threatened or pending which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of WaveRider.

         8.8 New Director. Michael Milligan shall have been appointed to the Board of Directors of WaveRider.

         8.9 Opinions. The Stockholders shall have received opinions dated as of the Closing Date from Foley Hoag LLP, with respect to U.S. law issues, and Cassels Brock & Blackwell LLP with respect to Canadian law issues, consisting of opinions substantially in the form as attached hereto as Exhibit C.

9.         Conditions to Obligations of Waverider.

         The obligations of WaveRider hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by WaveRider, but only in a writing signed by WaveRider):

         9.1 Accuracy of Representations and Warranties. The representations and warranties of Avendo and each of the Stockholders set forth in this Agreement shall be true and accurate in every material aspect on and as of the Closing with the same force and effect as if they had been made at the Closing.

         9.2 Covenants. Avendo and each of the Stockholders shall have performed and complied in all material respects with all of its covenants set forth in this Agreement on or before the Closing.

         9.3 Absence of Adverse Business Change. There shall not have been any material adverse change in the employees, business or financial condition of Avendo.

         9.4 Avendo Compliance Certificate. WaveRider shall have received a certificate signed by the President of Avendo certifying that the conditions set forth in Sections 9.1, 9.2 and 9.3 have been fulfilled.

         9.5 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         9.6 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Exchange, by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable Canadian and U.S. federal, provincial and state securities laws.

         9.7 Documents. WaveRider shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by WaveRider to provide for the continuation in full force and effect of any and all material contracts and leases of Avendo after consummation of the transactions contemplated hereby.

         9.8 No Litigation. No litigation or proceeding shall be threatened or pending which could be reasonably expected to have a material adverse effect on the present or future operations of financial condition of Avendo.

         9.9 Avendo Debentures. Avendo shall have raised an aggregate of $500,000 plus CDN$116,667 through the sale of Avendo Debentures.

         9.10 Securityholders. The only holders of issued and outstanding securities of Avendo at the time of Closing shall be as set out in Exhibit B hereto and in the denominations set out in Exhibit B.

         9.11 Opinions. WaveRider shall have received an opinion dated as of the Closing Date from Wildeboer Rand Thomson Apps & Dellelce, LLP consisting of the opinion substantially in the form as attached hereto as Exhibit D.

10.        Termination of Agreement.

         10.1 Termination.

                  (a) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                  (b) Either party may terminate this Agreement if the Exchange is not consummated by July 9, 2003, provided, however, that such termination shall not release any party hereto from any liability they might have on account of the breach of any of their obligations under this Agreement (including, without limitation, their obligations to use all reasonable effort to cause the transactions contemplated by this Agreement to be consummated).

                  (c) If there is a material adverse change in the business, or financial condition, of WaveRider or Avendo, the other party may, at its option, terminate this Agreement.

         10.2 Notice. Any termination of this Agreement under this Section 10 will be effective upon the delivery of written notice by the terminating party to the other party hereto.

         10.3 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Section 10, the parties hereto will continue to perform their respective obligations under Sections 12.15 and 12.16 but will not be required to continue to perform their other covenants under this Agreement.

11.        Survival of Representations; Post Closing Covenants.

         11.1 Unless otherwise specified herein, the respective representations, warranties and covenants of Avendo, the Stockholders and WaveRider contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the earlier of: (i) the termination of this Agreement in accordance with its terms or (ii) twelve (12) months after the Closing Date, upon which date (the "Release Date") such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period), provided that the representations and warranties set forth in
Section 2.3 (Capitalization), 2.12 (Intellectual Property) and 2A.1(a) (Title) shall continue in full force and effect for eighteen (18) months after the Closing Date and Section 2.8 (Taxes) shall continue in full force and effect for five (5) years after the Closing Date.

         11.2 Registration Statement. Promptly, following the Closing Date but in any event no later than 30 days thereafter, WaveRider shall file with the SEC a registration statement on Form S-2 (or such other form as shall be available to register the resale of the WaveRider Common Stock being issued in the Exchange) providing for the resale of the shares of WaveRider Common Stock issued in the Exchange or issuable upon exercise of the Warrants by the stockholders of Avendo and upon the exercise of WaiveRider Options from time to time (the "Registration Statement"). WaveRider shall use its best efforts, subject to receipt of necessary information from the stockholders of Avendo, to cause the Registration Statement to become effective within 90 days of the filing date and to keep such Registration Statement effective until the earlier of (i) such time as all such shares of WaveRider Common Stock have been sold or
(ii) such time as all such shares of WaveRider Common Stock may be sold without Restriction under Rule 144 promulgated under the Securities Act. WaveRider shall provide to Avendo as many copies of the SEC filings as Avendo shall reasonably request to be used by Avendo in connection with its solicitation of written consents or proxies of the Avendo shareholders approving the Exchange. Each of the Stockholders understands and agrees that there may be periods of time when there is material undisclosed information concerning WaveRider and that during such periods the Registration Statement will not comply with applicable U.S. securities law requirements and may not be used. At least two business days prior to any sales of WaveRider Common Stock pursuant to the Registration Statement by a Stockholder, such Stockholder shall inform WaveRider of his intent to use the Registration Statement. If WaveRider does not object to such use within such period, the Stockholder may make the proposed sale. If WaveRider timely objects, then the Stockholder shall not sell until WaveRider informs the Stockholder that the Registration Statement is again compliant with U.S. Securities Laws.

         11.3 NASD Trading. Following the Closing Date, WaveRider shall use its best efforts to maintain the trading of the WaveRider Common Stock in the over-the-counter market on the OTC Electronic Bulletin Board by the NASD or another nationally recognized exchange or market.

         11.4 Prospectus Exemptions. Following the Closing Date, WaveRider shall use its best efforts to maintain its status as a "reporting issuer" in Ontario (as defined in the OSA).

12.        Miscellaneous.

         12.1 Governing Law. The internal laws of the Province of Ontario, Canada, (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         12.2 Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

         12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

         12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         12.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         12.8 Currency. Unless otherwise specified, all dollar amounts in this Agreement are stated in, and shall be interpreted to be, dollars of the currency of the United States of America.

         12.9 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers, brokers, finders and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Exchange is consummated, Avendo will pay (or reserve for payment) at or immediately before the Closing all accounting fees and expenses incurred by Avendo in connection with the Exchange. Attorneys' fees and Stockholders' expenses are to be paid by the Stockholders individually.

         12.10 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by a nationally recognized express courier service, postage or other fees prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, three business days after deposit in the mails, or, if sent by courier service, one business day after delivery to the courier service, addressed as follows:

                  (a) If to WaveRider:

                           WaveRider Communications, Inc.
                           255 Consumers Road, Suite 500
                           Toronto, Canada, M2J 1R4
                           Attention:  Scott Worthington

                           with a copy to:

                           Foley Hoag LLP
                           155 Seaport Boulevard
                           Boston, MA 02210
                           Attention:  David Broadwin, Esq.

                  (b) If to Stockholders:

                           Herman Chang, Jean Chang or
                              The Chang Family (2001) Trust
                           5102 Forest Hills Drive
                           Missisauga, Ontario, Canada L5M 5A3

                           Telephone: (905) 820-4626

                           Alex Oprea, Maria Oprea or Wanda Oprea
                           25 Farmcote Road
                           North York, Ontario, Canada M3B 2Z6
                           Telephone: (416) 449-1798
                           Facsimile:  (416) 449-1780

                           Primaxis Technology Ventures Inc.
                           1 Richmond Street West, 8th Floor
                           Toronto, Ontario, Canada M5H 3W4
                           Telephone: (416) 313-5227
                           Facsimile: (416) 313-5278
                           Attention: Kerri Golden

                           Business Development Bank of Canada
                           150 King Street West, Suite 1101
                           Toronto, Ontario, Canada M5H 1J9
                           Telephone: (416) 952-7891
                           Facsimile: (416) 973-5529
                           Attention: Jim Glover

                           Venture Coaches Fund LP
                           150-505 March Road
                           Kanata, Ontario, Canada K2K 3A4
                           Telephone: (613) 270-0555
                           Facsimile: (613) 270-0666
                           Attention:  Larry Preston

                           Temple Ridge Capital Corporation
                           245 Alwington Place
                           Kingston, Ontario, Canada K7L 4P9
                           Telephone: (613) 546-4000
                           Facsimile:  (613) 546-9130
                           Attention: President

                           with a copy to:

                           Wildeboer Rand Thomson Apps & Dellelce, LLP
                           1 First Canadian Place
                           Suite 810, Box 4, Toronto, Ontario, Canada M5X 1A9
                           Telephone: (416) 361-4766
                           Facsimile:  (416) 361-1790
                           Attention:  Rory Cattanach

or to such other address as a party may have furnished to the other parties by written notice given in accordance with this Section 12.10.

         12.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys, and the language hereof will not be construed for or against either party. A reference to a section or an exhibit will mean a section or exhibit to this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

         12.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

         12.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         12.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         12.15 Public Announcement. Avendo will not issue any press release or make any other public disclosure regarding the matters set forth herein without the prior express written approval of WaveRider, which approval shall not be unreasonably withheld. WaveRider may issue such press releases, and make such other disclosures regarding the this transaction, as it determines are required under applicable securities laws. WaveRider and Avendo will take all reasonable precautions to prevent any trading in the securities of WaveRider by officers, directors, employees and agents of WaveRider or Avendo, as the case may be, having knowledge of any material information regarding WaveRider or Avendo provided hereunder until the information in question has been publicly disclosed.

         12.16 Confidentiality. The parties hereto agree that all information, whether printed, written or oral, in answer to specific inquiry or voluntarily furnished, concerning the other party, its customers, personnel, products, financial performance or business, disclosed to the other party or its representatives in the course of meetings, conversations, negotiations or due diligence investigations in connection with the transactions contemplated by this Agreement, and the terms and conditions of this Agreement, shall be held in confidence and not used by the receiving party or its representatives, except as contemplated by this Agreement. Each party shall exercise the same standard of care to protect such information as is used to protect its own confidential information.

         12.17 Arbitration.

                  (a) Best Endeavors to Settle Disputes - In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any breach hereof, the Parties shall use their best endeavors to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

                  (b) Arbitration - Except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to Section 12.17(a) within a period of fifteen (15) Business Days (which shall mean any day that is not a Saturday, Sunday or holiday in Toronto, Ontario), then upon written notice by any Party to the others, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Ontario) and any amendments thereto, based upon the following:

                         (i) the arbitration tribunal shall consist of one
arbitrator appointed by mutual agreement of the Parties who is qualified by education and training to pass upon the particular matter to be decided, or in the event of failure to agree within ten (10) Business Days, any Party may apply to a judge of the Ontario court having jurisdiction to appoint an arbitrator;

                         (ii) the arbitrator shall be instructed that time is of
the essence in proceeding with the determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within thirty (30) days of the submission of such dispute to arbitration;

                         (iii) the arbitration shall take place in Toronto,
Ontario;

                         (iv) the arbitration shall be conducted, and the
arbitral award shall be written, in the English language;

                         (v) the arbitration award shall be given in writing and
shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto; and

                         (vi) judgment upon the award rendered may be entered in
any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                          WAVERIDER COMMUNICATIONS INC.

                          By: /s/ Scott Worthington June 27, 2003

                               Name:  Scott Worthington

                               Title: Vice President and Chief Financial Officer

                          AVENDO WIRELESS INC.

                          By:     /s/ Herman Chang  June 27, 2003

                               Name:  Herman Chang

                               Title:  President and Chief Executive Officer

                          PRIMAXIS TECHNOLOGY VENTURES INC.

                          Per:          /s/ Kerri Golden  June 27, 2003
                                   ------------------------------------
                                   Name:    Kerri Golden
                                   Title:   Vice President

                          BUSINESS DEVELOPMENT BANK OF CANADA

                          Per: /s/ Jim Glover June 27, 2003

                                   Name:    Jim Glover
                                   Title:   Director

                          VENTURE COACHES FUND LP

                          Per: /s/ Larry Perron June 27, 2003

                                   Name:    Larry Perron
                                   Title:   Secretary

                          TEMPLE RIDGE CAPITAL CORPORATION

                          Per: /s/ Michael Milligan June 27, 2003

                                   Name: Michael Milligan
                                   Title: Executive Vice President

SIGNED, SEALED AND DELIVERED    )

           In the presence of:      )

     /s/                                 )     /s/ Herman Chang  June 27, 2003
------------------------------------           ---------------------------------
(Signature of Witness)                   )     Herman Chang



SIGNED, SEALED AND DELIVERED    )

           In the presence of:      )

     /s/                                 )     /s/ Alex Oprea  June 27, 2003
------------------------------------           ---------------------------------
(Signature of Witness)                   )     Alex Oprea



SIGNED, SEALED AND DELIVERED    )

           In the presence of:      )

     /s/                                 )     /s/ Jean Chang June 27, 2003
------------------------------------           ---------------------------------
(Signature of Witness)                   )     Jean Chang



SIGNED, SEALED AND DELIVERED    )

           In the presence of:      )

     /s/                                 )     /s/ Maria Oprea  June 27, 2003
------------------------------------           ---------------------------------
(Signature of Witness)                   )     Maria Oprea



                                               THE CHANG FAMILY (2001) TRUST

                                         Per:  /s/ Herman Chang  June 27, 2003
                                               ---------------------------------
                                         Name: Herman Chang
                                               In his capacity as trustee

                                         Per:  /s/ Jean Chang June 27, 2003
                                               ---------------------------------
                                         Name: Jean Chang
                                               In her capacity as trustee


SIGNED, SEALED AND DELIVERED    )

           In the presence of:      )

     /s/                                )      /s/ Wanda Oprea  June 27, 2003
------------------------------------           ---------------------------------
(Signature of Witness)                  )      Wanda Oprea

EXHIBIT A - Form of WaveRider Warrant

EXHIBIT B - Avendo Securityholders

EXHIBIT C - Opinions of U.S. and Canadian Counsel to WaveRider

EXHIBIT D - Opinion of Counsel to Avendo and the Stockholders